EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

EDIBLE GARDEN AG INCORPORATED

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	-	-	-		-	-	-	-	-
Fees Previously Paid	Equity	Units consisting of one share of Common Stock, par value $0.0001 per share, and one Warrant to purchase one share of Common Stock	457	(o)	-	-	$17,250,000	.0000927	$1,599
Fees Previously Paid	Equity	Common Stock included as part of the Unit(2)	457	(g)	-	-	-	-	-
Fees Previously Paid	Equity	Warrants to purchase shares of Common Stock included as part of the Units(3)	457	(g)	-	-	-	-	-
Fees Previously Paid	Equity	Common Stock Underlying Warrants(2)	457	(o)	-	-	$17,250,000	.0000927	$1,599
Fees Previously Paid	Equity	Representative’s Warrants to purchase Common Stock(4)	457	(g)	-	-	-	-	-
Fees Previously Paid	Equity	Common Stock Underlying Representative’s Warrants(2)	457	(o)	-	-	$759,000	.0000927	$71
Carry Forward Securities	-	-	-		-	-	-	-	-
	Total Offering Amounts						$35,259,000		$3,269
	Total Fees Previously Paid								$3,269
	Total Fee Offsets								$0
	Net Fee Due								$0

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) and includes shares of common stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any

(2)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)

There will be issued warrants to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price of 100% of the public offering price per Unit.

(4)

The representative’s warrants are exercisable for a number of shares of common stock equal to 4.0% of the number of shares of common stock sold in this offering, at a per share exercise price equal to 125% of the public offering price. The representative’s warrants are exercisable commencing six months immediately following the closing of this offering for a period of five years after the closing of this offering, at any time, and from time to time, in whole or in part. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Resales of shares of common stock issuable upon exercise of the representative’s warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act are also registered hereby.